ATSG Amends Bank Credit Facility
Changes reduce interest cost and extend maturity
WILMINGTON, OH - November 6, 2019 - Air Transport Services Group, Inc. (NASDAQ:ATSG) announced today that it has extended its senior secured credit facility until November 30, 2024, expanded the facility’s revolver portion, consolidated and lowered its term loans, and reduced pricing to immediately lower interest cost. Other changes under the amendment provide the Company greater access and flexibility in future borrowings.
Specific changes included:

•
A reduction in interest pricing, which lowers rate spreads above one-month LIBOR (London Inter-Bank Offered Rate) for borrowings on the facility. Reductions ranged from 37.5 basis points at ATSG's current secured net leverage ratio to 25.0 basis points at each of the other steps on the pricing grid. Additionally, the pricing applied to unused revolver capacity was lowered by 5 basis points.

•	An increase in revolver capacity from $645 million to $750 million.

•	Consolidation of two term loans totaling $707 million at September 30, 2019 into a single term loan of $635 million.

•	A reduction in the required term loan principal amortization over its remaining duration.

•	A new leverage-based feature providing access to additional revolver or term loan capacity through the accordion option, subject to lenders' consent.

•	An increase in the maximum permitted total (secured and unsecured) leverage from 4.0x to 4.25x trailing 12-month EBITDA, as defined under the bank agreement.

•	An increase in additional permitted indebtedness outside of the secured facility from $500 million to $750 million, excluding the existing convertible notes.

•	No changes to other financial covenants.

Quint Turner, Chief Financial Officer of ATSG, said lender response to the latest amendment was excellent, and reflects the banks’ recognition of ATSG’s strong credit profile and its outlook for sustained, growing cash flow generation.
"We appreciate the continued strong support from our banks. The favorable changes included in this amendment will lower ATSG’s interest cost on its secured facility by approximately $4.7 million per year at current borrowing levels, and provide the Company with greater flexibility to adjust the mix and scale of its debt capital structure in the future."

About ATSG
ATSG is a leading provider of aircraft leasing and air cargo transportation and related services to domestic and foreign air carriers and other companies that outsource their air cargo lift requirements. ATSG, through its leasing and airline subsidiaries, is the world's largest owner and operator of converted Boeing 767 freighter aircraft. Through its principal subsidiaries, including three airlines with separate and distinct U.S. FAA Part 121 Air Carrier certificates, ATSG provides aircraft leasing, air cargo lift, passenger ACMI and charter services, aircraft maintenance services and airport ground services. ATSG's subsidiaries include ABX Air, Inc.; Airborne Global Solutions, Inc.; Airborne Maintenance and Engineering Services, Inc., including its subsidiary, Pemco World Air Services, Inc.; Air Transport International, Inc.; Cargo Aircraft Management, Inc.; and Omni Air International, LLC. For more information, please see www.atsginc.com.

Except for historical information contained herein, the matters discussed in this release contain forward-looking statements that involve risks and uncertainties. A number of important factors could cause Air Transport Services Group's (ATSG's) actual results to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, our ability to remain in compliance with our senior secured credit facility; and other factors that are contained from time to time in ATSG's filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers should carefully review this release and should not place undue reliance on ATSG's forward-looking statements. These forward-looking statements were based on information, plans and estimates as of the date of this release. ATSG undertakes no obligation to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

Contact: Quint Turner, ATSG Inc. Chief Financial Officer
937-366-2303